Exhibit 4.27

SUPPLEMENTAL LETTER

To:	POLYARISTI NAVIGATION CO.

EFPLOIAS SHIPPING CO. and

AMORITA DEVELOPMENT INC.

each of 80 Broad Street

Monrovia

Republic of Liberia

From:	ABN AMRO BANK N.V.

93 Coolsingel

3012 AE Rotterdam

Netherlands

HSH NORDBANK AG

Gerhart Hauptmann Platz 50

D-20095 Hamburg

Germany

ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG

Wasserwerkstrasse 12

CH-8006 Zurich

Switzerland

6 May 2016

Dear Sirs

We refer to a loan agreement dated 6 May 2011 (as amended and restated by two amending and restating agreements dated 9 August 2012 and 9 August 2013, respectively and as further amended and supplemented by a supplemental agreement dated 25 November 2014 and a supplemental and release agreement dated 25 June 2015, the “Loan Agreement”) and made between (i) Polyaristi Navigation Co., Efploias Shipping Co. and Amorita Development Inc. as joint and several borrowers (the "Borrowers"), (ii) the banks and financial institutions listed in schedule 1 therein as lenders (the "Lenders"), (iii) ABN AMRO Bank N.V. as agent (in such capacity, the "Agent"), first swap bank, underwriter and security trustee and (iv) HSH Nordbank AG as second swap bank, to in respect of a loan facility in an amount of (originally) up to US$100,000,000.

Words and expressions defined in the Loan Agreement shall have the same meanings when used in this letter.

We also refer to the recent discussions between us in which you have requested that the Creditor Parties consent to the deferral of the repayment instalments in respect of the Tranches used to finance "MAULE", "BOX VOYAGER" and "BOX TRADER" payable on 6 May 2016 in the aggregate amount of $1,925,000 in accordance with clauses 8.1 and 8.2 of the Loan Agreement to 20 May 2016 (the "Request").

1	Agreement

In consideration of the sum of US$1 and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged), the Creditor Parties hereby agree to the Request subject to:

(a)	the conditions set out in paragraph 3 below; and

(b)	the Borrowers executing the acknowledgement to this letter confirming their agreement to the terms and conditions of the same.

2	Amendments to the Loan Agreement and the other Finance Documents

In consideration of the agreement of the Creditor Parties referred to in paragraph 1 of this letter and upon and with effect from the date on which the Agent notifies the Borrowers in writing of the satisfaction of the conditions referred to in paragraph 3 below (the "Effective Date"), the Loan Agreement and the other Finance Documents shall be, and shall be deemed by this letter to be, amended as follows:

(a)	by construing all references in the Loan Agreement to "this Agreement", "hereunder" and the like and in the other Finance Documents to the "Loan Agreement" as references to the Loan Agreement as amended and supplemented by this letter;

(b)	by construing references in the Loan Agreement to each of the other Finance Documents as being references to each such document as the same is amended and supplemented by this letter; and

(c)	by construing references throughout each of the Finance Documents (other than the Loan Agreement) to "this Agreement", "this Deed", "hereunder" and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this letter.

3	Conditions

Our agreement contained in paragraph 1 of this letter shall be expressly subject to the condition that we shall have received in form and substance as may be approved or required by us on or before the Effective Date:

(a)	an original of this letter duly executed by the parties to it; and

(b)	if the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

4	Representations and Warranties

(a)	Each Borrower hereby represents and warrants to the Agent that (a) the representations and warranties contained in clause 10 of the Loan Agreement are true and correct on the date of this letter as if all references therein to "this Agreement" were references to the Loan Agreement as supplemented by this letter; and (b) this letter comprises the legal, valid and binding obligations of the Borrowers enforceable in accordance with its terms.

(b)	The Corporate Guarantor hereby represents and warrants to the Agent that (a) the representations and warranties contained in clause 10 of the Corporate Guarantee are true and correct on the date of this letter as if all references therein to "this Agreement" were references to the Loan Agreement as supplemented by this letter; and (b) this letter comprises the legal, valid and binding obligations of the Corporate Guarantor enforceable in accordance with its terms.

5	Loan Agreement and other Finance Documents

Each Borrower hereby agrees with the Agent that the provisions of the Loan Agreement and the other Finance Documents shall be and are hereby re-affirmed and remain in full force and effect as amended and supplemented by this letter.

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6	notices

Clause 28 (notices) of the Loan Agreement shall extend and apply to this letter as if the same were (mutatis mutandis) herein expressly set forth.

7	Governing law

This letter shall be governed by and construed in accordance with English law and Clause 31 (law and jurisdiction) of the Loan Agreement shall extend and apply to this letter as if the same were (mutatis mutandis) herein expressly set forth.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this letter.

Yours faithfully

for and on behalf of
ABN AMRO BANK N.V.

for and on behalf of
ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG

for and on behalf of
HSH NORDBANK AG

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Accepted and agreed

BORROWERS

for and on behalf of
POLYARISTI NAVIGATION CO.

Dated 6 May 2016

for and on behalf of
EFPLOIAS SHIPPING CO.

Dated 6 May 2016

for and on behalf of
AMORITA DEVELOPMENT INC.

Dated 6 May 2016

COLLATERAL OWNERS

for and on behalf of
ROSETTA NAVIGATION CORP. LIMITED

for and on behalf of
TRITON SHIPPING LIMITED

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COUNTERSIGNED this 6th day of May 2016 for and on behalf of each Security Party which, by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of the above letter (the "Supplemental Letter"), that it agrees in all respects to the same and that the Finance Documents to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement and the Master Agreements (each as amended and supplemented by the Supplemental Letter).

BOX SHIPS INC.

ALLSEAS MARINE S.A.

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